UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 19, 2016

RETROPHIN, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-36257	27-4842691
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

12255 El Camino Real, Suite 250 San Diego, CA		92130
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (646) 837-5863

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d) On July 19, 2016, the Board of Directors (the “Board”) of Retrophin, Inc. (the “Company”) appointed Roy D. Baynes, M.D., Ph.D. to serve as a director of the Company, effective immediately. Dr. Baynes will also serve as a member of the Nominating / Corporate Governance Committee of the Board (the “Nominating Committee”).

In accordance with the Company’s non-employee director compensation policy, upon his appointment as a director, Dr. Baynes received a nonqualified stock option to purchase 16,000 shares of the Company’s common stock at an exercise price equal to the closing price of the Company’s common stock on the date of grant, and a restricted stock unit covering 4,000 shares of the Company’s common stock, each of which will vest and become exercisable over a three year period following the date of grant. Additionally, Dr. Baynes will be entitled to receive a $45,000 annual retainer for his service as a director and a $5,000 annual retainer for his service on the Nominating Committee.

At each annual meeting of shareholders following which Dr. Baynes’s term as a director continues, starting with the Company’s 2017 annual meeting of shareholders, Dr. Baynes will be entitled to receive a nonqualified stock option to purchase 8,000 shares of the Company’s common stock, and a restricted stock unit covering 2,000 shares of the Company’s common stock, each of which will vest and become exercisable over a one year period following the date of grant. The Company is not aware of any transaction involving Dr. Baynes requiring disclosure under Item 404(a) of Regulation S-K.

Additional information about Dr. Baynes can be found in the press release issued by the Company on July 19, 2016, a copy of which is attached hereto as Exhibit 99.1.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description

99.1	Press Release of Retrophin, Inc. dated July 19, 2016.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RETROPHIN, INC.

Dated: July 19, 2016	By:	/s/ Stephen Aselage
	Name:	Stephen Aselage
	Title:	Chief Executive Officer